Exhibit 4.6

This Note is a Depository Note within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depository or nominee of a Depository. This Note is exchangeable for Securities registered in the name of a Person other than the Depository or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Note (other than a transfer of this Note as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee of the Depository to a successor Depository or a nominee of such successor Depository) may be registered except in such limited circumstances.

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

REGISTERED	REGISTERED
NO. FLR	PRINCIPAL AMOUNT:
U.S. $

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

CFC INTERNOTES®

(FLOATING RATE)

CUSIP NO.

ORIGINAL ISSUE DATE:	INITIAL INTEREST RATE:
STATED MATURITY DATE:
CALCULATION AGENT:	INDEX MATURITY:	SPREAD: +/-
1 MONTH
	3 MONTHS	SPREAD MULTIPLIER:
6 MONTHS
1 YEAR
OTHER

INTEREST RATE BASIS

COMMERCIAL PAPER RATE	PRIME RATE

FED FUNDS RATE	CD RATE

TREASURY RATE

LIBOR RATE

CMT RATE

- REUTERS PAGE FRBCMT
- REUTERS PAGE FEDCMT
+WEEKLY
+MONTHLY

MAXIMUM INTEREST RATE:	%	INTEREST PAYMENT PERIOD:

MINIMUM INTEREST RATE:	%	INTEREST RATE RESET PERIOD:

REGULAR RECORD DATE(S):		INTEREST RESET DATE(S):

INTEREST PAYMENT DATE(S):		INTEREST DETERMINATION DATE(S):

REDEMPTION DATE(S):		STATED MATURITY DATE:

REPAYMENT DATE(S):		CALCULATION DATE:

SURVIVOR’S OPTION		REDEMPTION PERIOD(S) AND PRICE(S):

OTHER PROVISIONS:		REPAYMENT PRICE(S):

AMORTIZING NOTE:

☐ YES ☐ NO

DEFAULT RATE:		(ONLY APPLICABLE IF NOTE IS ISSUED AT ORIGINAL ISSUE DISCOUNT)

OID DEFAULT AMOUNT:		(ONLY APPLICABLE IF NOTE IS ISSUED AT ORIGINAL ISSUE DISCOUNT)

AMORTIZATION SCHEDULE:

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a District of Columbia cooperative association (herein called the “Company,” which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co. as nominee for The Depository Trust Company, or registered assigns, the principal sum of                      U.S. DOLLARS, on the Stated Maturity Date set forth above, and to pay interest thereon at the times, in the amounts and to the persons specified in this Note. Payment of the principal of (and premium, if any) and interest on this Note shall be made by wire transfer to the account designated by the Depository. The Company has initially designated U.S. Bank National Association acting through its office in the Borough of Manhattan, New York City, as its Paying Agent for the Securities.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH IN FULL AT THIS PLACE.

Reference herein to “this Note,” “herein” and comparable terms shall include the terms specified on the face and reverse hereof as well as an Addendum hereto (if an Addendum is specified above).

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION,

TRUSTEE’S CERTIFICATE OF AUTHENTICATION	By
J. Andrew Don Senior Vice President & Chief Financial Officer
This is one of the Securities of the series designated therein issued under the within-mentioned Indenture.

Dated:

U.S. Bank National Association, as Trustee

Attest:
Assistant Secretary-Treasurer
By
Authorized Signatory

[REVERSE OF NOTE]

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

CFC INTERNOTES®

(FLOATING RATE)

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture dated as of December 15, 1987, as supplemented by a First Supplemental Indenture dated as of October 1, 1990 (the Indenture as so supplemented being herein called the “Indenture”), between the Company and U.S. Bank National Association, as successor Trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, which series is limited in aggregate principal amount as described in the Indenture.

Each Note of this series shall be dated the date of its authentication by the Trustee. Each Note of this series shall also bear an Original Issue Date, as specified on the face hereof, and such Original Issue Date shall remain the same for all Securities subsequently issued upon transfer, exchange or substitution of such original Note (or such subsequently issued Securities) regardless of their dates of authentication.

Survivor’s Option

If the Survivor’s Option is applicable to this Note, the Representative (defined below) of a deceased beneficial owner of this Note shall be entitled to repayment of this Note following the death of the beneficial owner (a “Survivor’s Option”). Unless specifically provided on the face of this Note, the Survivor’s Option may not be exercised unless the Note was acquired by the beneficial owner at least six months prior to such election.

If the Survivor’s Option is applicable to this Note, upon the valid exercise of the Survivor’s Option, the Company shall repay the Note (or portion thereof), properly tendered for repayment by or on behalf of the person (the “Representative”) that has authority to act on behalf of the deceased, beneficial owner of a Note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) at a price equal to 100% of the amortized principal amount of the deceased beneficial owner’s beneficial interest in such Note plus accrued and unpaid interest to the date of such repayment, subject to the following limitations:

(a)	The Company may, in its sole discretion, limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option shall be accepted by the Company from all Representatives of deceased beneficial owners in any calendar year (the “Annual Put Limitation”) to an amount equal to the greater of $2,000,000 or 2% of the Outstanding principal amount of all Notes issued under the Indenture as of the end of the most recent calendar year, or such greater amount as the Company in its sole discretion may determine for any calendar year, and may limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option shall be accepted by the Company from the Representative of any individual deceased beneficial owner of Notes in any calendar year to $250,000, or such greater amount as the Company in its sole discretion may determine for any calendar year (the “Individual Put Limitation”).

(b)	The Company shall not make principal repayments pursuant to exercises of the Survivor’s Option in amounts that are less than $1,000 or multiples of $1,000, and the principal amount of this Note Outstanding after repayment pursuant to exercise of the Survivor’s Option must be at least $1,000.

(c)	This Note (or portion thereof) tendered pursuant to a valid exercise of the Survivor’s Option may not be withdrawn.

This Note (or portion hereof) that is tendered pursuant to valid exercise of the Survivor’s Option shall be accepted in the order that it was received by the Trustee, unless acceptance would contravene (i) the Annual Put Limitation, if applied, or (ii) the Individual Put Limitation, if applied, with respect to the relevant individual deceased beneficial owner. If, as of the end of any calendar year, the aggregate principal amount of Notes (or portions hereof) that have been tendered pursuant to the valid exercise of the Survivor’s Option during such year has exceeded either the Annual Put Limitation, if applied, or the Individual Put Limitation, if applied, for such year, any exercise(s) of the Survivor’s Option with respect to Notes (or portions thereof) not accepted during such calendar year because such acceptance would have contravened either such limitation, if applied, shall be deemed to be tendered in the following calendar year in the order all such Notes (or portions hereof) were originally tendered. If this Note (or portion thereof) is accepted for repayment pursuant to exercise of the Survivor’s Option, it shall be repaid on the first interest payment date that occurs 20 or more calendar days after the date of such acceptance. In the event that this Note (or any portion hereof) tendered for repayment or repurchase pursuant to valid exercise of the Survivor’s Option is not accepted, the Trustee shall deliver a notice by first-class mail to the registered holder hereof, at its last known address as indicated in the Note Register, that states the reason this Note (or portion hereof) has not been accepted for payment.

In order for a Survivor’s Option to be validly exercised with respect to this Note (or portion thereof), the Trustee must receive from the Representative (i) a written request for repayment signed by the Representative, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States, (ii) tender of this Note (or portion thereof) to be repaid, (iii) appropriate evidence satisfactory to the Trustee that (A) the deceased was the beneficial owner of this Note at the time of death and the interest in this Note was acquired by the deceased beneficial owner or his or her estate at least six months prior to the request for repayment, (B) the death of such beneficial owner has occurred, and the date of such death, and (C) the Representative has authority to act on behalf of the deceased beneficial owner, (iv) if applicable, a properly executed assignment or endorsement, (v) if the beneficial ownership interest in this Note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the Trustee from such nominee attesting to the deceased’s beneficial ownership of this Note, (vi) tax waivers and such other instruments or documents that the Trustee reasonably requires in order to establish the validity of the beneficial ownership of this Note and the claimant’s entitlement to payment and (vii) any additional information the Trustee requires to evidence satisfaction of any conditions to the exercise of such Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of this Note. Subject to the Corporation’s right hereunder to limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option shall be accepted in any one calendar year, all questions as to the eligibility or validity of any exercise of the Survivor’s Option shall be determined by the Trustee, in its sole discretion, which determination shall be final and binding on all parties.

The death of a person holding a beneficial ownership interest in this Note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder’s spouse, shall be deemed the death of the beneficial owner of this Note, and the entire principal amount of this Note so held shall be subject to repayment. However, the death of a person holding a beneficial ownership interest in this Note as tenant in common with a person other than such deceased holder’s spouse shall be deemed the death of a beneficial owner only with respect to the deceased person’s interest in this Note and only the deceased beneficial owner’s percentage interest in the principal amount of this Note shall be subject to repayment. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in this Note shall be deemed the death of the beneficial owner of this Note for purposes of this provision, regardless of whether such beneficial owner was the registered holder of this Note, if such beneficial ownership interest can be established to the satisfaction of the Company and the Trustee. Such beneficial ownership interest shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, the beneficial ownership interest shall be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interest in this Note during his or her lifetime.

For purposes of the Survivor’s Option, a person shall be deemed to have had a “beneficial ownership interest” in this Note if such person or such person’s estate had the right, immediately prior to such person’s death, to receive the proceeds from the disposition of this Note, as well as the right to receive payment of the principal of this Note.

If this is a Global Note, the Depository or its nominee shall be the only entity that can exercise the Survivor’s Option for such Note. To obtain repayment pursuant to exercise of the Survivor’s Option with respect to this Note, the Representative must provide to the broker or other entity through which the beneficial interest in this Note is held by the deceased beneficial owner (i) the documents described in the third preceding paragraph and (ii) instructions to such broker or other entity to notify the Depository of such Representative’s desire to obtain repayment pursuant to exercise of the Survivor’s Option. Such broker or other entity must provide to the Trustee (i) the documents received from the Representative referred to in clause (i) of the preceding sentence and (ii) a certificate satisfactory to the Trustee from such broker or other entity stating that it represents the deceased beneficial owner. Such broker or other entity shall be responsible for disbursing any payments it receives pursuant to exercise of the Survivor’s Option to the appropriate Representative.

Redemption

This Note will not be convertible or subject to any sinking fund and, except as set forth in the following paragraph, will not be subject to redemption at the option of the Company or subject to repayment at the option of the Holder hereof prior to the Stated Maturity Date.

Unless one or more Redemption Dates are specified on the face hereof, this Note shall not be redeemable at the option of the Company before the Stated Maturity Date specified on the face hereof. If one or more Redemption Dates (or ranges of Redemption Dates) are so specified, this Note is subject to redemption on any such date (or during any such range) at the option of the Company, upon notice by first-class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the Redemption Date specified in such notice, at the applicable Redemption Price specified on the face hereof (expressed as a percentage of the principal amount of this Note), together in the case of any such redemption with accrued interest to the Redemption Date, but interest installments whose Stated Maturity Date is prior to the Redemption Date shall be payable to the Holder of this Note, or one or more Predecessor Securities, of record at the close of business on the relevant Regular or Special Record Dates, all as provided in the Indenture. The Company may elect to redeem less than the entire principal amount hereof, provided that the principal amount, if any, of this Note that remains outstanding after such redemption is an Authorized Denomination as defined herein. In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of, or exchange any Note during a period of 15 days next preceding the day of the first mailing of the notice of redemption of Securities selected for redemption or (ii) register the transfer or exchange of any Note, or any portion thereof, called for redemption, except the unredeemed portion of any Note being redeemed in part.

Repayment

Unless one or more Repayment Dates is specified above, this Note shall not be repayable at the option of the Holder on any date prior to the Stated Maturity specified above. If one or more Repayment Dates (or ranges of Repayment Dates) are so specified, this Note is subject to repayment on any such date (or during any such range) at the option of the Holder at a price equal to 100% of the principal amount hereof or, if this Note is a Discounted Note (as specified on the face hereof), the applicable Repayment Price specified on the face hereof (expressed as a percentage of the principal amount of this Note), together in the case of any such repayment with accrued interest to the Repayment Date, but interest installments whose Stated Maturity is prior to the Repayment Date shall be payable to the Holder of this Note, or one or more Predecessor Securities, of record at the close of business on the relevant Regular or Special Record Dates, all as provided in the Indenture. For this Note to be repaid at the option of the Holder, the Paying Agent must receive at least 30 days but not more than 60 days prior to the Repayment Date on which this Note is to be repaid, (a) appropriate wire transfer instructions and (b) either (i) this Note with the form entitled “Option to Elect Repayment” below duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company in the United States setting forth the name of the Holder of this Note, the principal amount of this Note, the portion of principal amount of this Note to be repaid, the certificate number or a description of the tenor and terms of this Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that this Note, together with the duly completed form entitled “Option to Elect Repayment” on this Note, shall be received by the Paying Agent not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter, provided, however, that such Note and form duly completed is received by the Paying Agent by such fifth Business Day. Exercise of the repayment option by the Holder shall be irrevocable. The repayment option with respect to this Note may be exercised by the Holder for less than the entire principal amount hereof, provided that the principal amount, if any, of this Note that remains outstanding after such repayment must be an authorized denomination as defined herein. The Company shall not be required to register the transfer or exchange of any Note following the receipt of a notice to repay a Note as described above. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment shall be determined by the Trustee, whose determination shall be final, binding and non-appealable.

In the event of redemption or repayment of this Note in part only, a new Note or Securities of this series and of like tenor and for a principal amount equal to the unredeemed or unrepaid portion shall be delivered to the registered Holder upon the cancellation hereof.

If this Note is an Amortizing Note as shown on the face hereof or in the pricing supplement attached hereto or delivered herewith, a portion or all of the principal amount of this Note is payable prior to the Stated Maturity Date in accordance with a schedule or by application of a formula.

Interest

This Note shall accrue interest from its date of original issuance until its stated maturity or earlier redemption or repayment according to the index or formula specified above. Interest payments on this Note shall include the amount of interest accrued from and including the last interest payment date to which interest has been paid, or from and including the date of original issuance if no interest has been paid with respect to this Note, to, but excluding, the applicable interest payment date, stated maturity date or date of earlier redemption or repayment, as the case may be.

Interest on this Note shall be payable beginning on the first interest payment date after its date of original issuance to holders of record on the corresponding Regular Record Date.

Payment of Interest

Unless otherwise specified above, interest on this Note shall be paid as follows:

Interest Payment Frequency	Interest Payment Dates
Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month this Note was issued.

Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month this Note was issued.

Semi-annually	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month this Note was issued.

Annually	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month this Note was issued.

Unless otherwise specified above, the Regular Record Date for any interest payment date shall be the first day of the calendar month in which the interest payment date occurs, except that the Regular Record Date for interest due on this Note’s stated maturity date or date of earlier redemption or repayment shall be that particular date. If any interest payment date other than the maturity date falls on a day that is not a Business Day, such interest payment date shall be postponed to the following Business Day, except that, if this is a LIBOR Note or a floating rate Note for which LIBOR is an applicable base rate, if that Business Day falls in the next succeeding calendar month, the interest payment date shall be the immediately preceding Business Day. If the maturity date falls on a day that is not a Business Day, the related payment of principal, premium, if any, and interest shall be made on the next Business Day as if it were made on the date that payment was due, and no interest shall accrue for the period from that maturity date to the date of payment.

Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

As used herein, “Business Day” means any day that is (a) not a Saturday or Sunday, which in New York City is not a day on which banking institutions are generally authorized or obligated by law to close and (b) if this is a Note for which LIBOR is an applicable base rate, a London Business Day. “London Business Day” means a day on which commercial banks are open for business, including for dealings in U.S. dollars, in London.

Interest on this Note shall be determined by reference to one or more base rates, which shall include:

•	the CD rate,

•	the commercial paper rate,

•	the CMT rate,

•	LIBOR,

•	the prime rate,

•	the treasury rate,

•	the federal funds rate or

•	any other domestic or foreign interest rate described above.

The related base rate shall be based upon the index maturity, as defined below under “General Features,” if applicable, and adjusted by a spread and/or spread multiplier, if any, as specified above. In addition, this Note may bear interest that is calculated by reference to two or more base rates determined in the same manner as the base rates are determined. This Note specifies the base rate or rates applicable to it.

General Features

Base Rates, Spreads and Spread Multipliers. The interest rate on this Note shall be calculated by reference to one or more specified base rates, in either case plus or minus any applicable spread, and/or multiplied by any applicable spread multiplier. The “index maturity” is the period to maturity of the instrument or obligation from which the base rate or rates are calculated, if applicable, as specified above. The “spread” is the number of basis points to be added to or subtracted from the base rate or rates applicable to this Note, and the “spread multiplier” is the percentage of the base rate or rates applicable to this Note by which the base rate or rates are multiplied to determine the applicable interest rates on this Note, as specified in this Note.

Reset of Rates. The interest rate on this Note shall be reset daily, weekly, monthly, quarterly, semiannually, annually or otherwise, as specified above. Unless otherwise specified above, the dates on which such an interest rate shall be reset shall be, if this Note resets

•	daily, each Business Day;

•	weekly, the Wednesday of each week, unless this note is a treasury rate Note, in which case such rate shall be reset on the Tuesday of each week;

•	monthly, the third Wednesday of each month;

•	quarterly, the third Wednesday of March, June, September and December of each year;

•	semi-annually, the third Wednesday of the two months of each year as specified above; and

•	annually, the third Wednesday of the month of each year as specified above.

If any interest reset date for this is not a Business Day, it shall be postponed to the next succeeding Business Day, except that, if this Note is a LIBOR Note, or a floating rate Note for which LIBOR is an applicable base rate, if that Business Day is in the next succeeding calendar month, that interest reset date shall be the immediately preceding Business Day.

Maximum and Minimum Rates. This Note may also have either or both of the following:

•	a maximum limit, or ceiling, called the “maximum interest rate,” on the yearly interest rate in effect with respect to this Note from time to time and

•	a minimum limit, or floor, called the “minimum interest rate,” on the yearly interest rate in effect with respect to this Note from time to time.

In addition to any maximum interest rate which may apply to this Note, the interest rate will in no event be higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application. Under present New York law, subject to certain exceptions, the maximum rate of interest for any loan to an individual is 16% for a loan less than $250,000, and 25% for a loan of $250,000 or more but less than $2,500,000, in each case calculated per year on a simple interest basis. There is no limit on the maximum rate of interest on loans made to individuals in an amount equal to $2,500,000 or more. Under present New York law, the maximum rate of interest which may be charged to a corporation for any loan up to $2,500,000 is 25% per year on a simple interest basis. There is no limit on the maximum rate of interest on loans made to corporations in an amount equal to $2,500,000 or more.

Determination of Reset Interest Rates. The interest rate applicable to each interest reset period commencing on the respective interest reset date shall be the rate determined as of the applicable interest determination date defined below on or prior to the calculation date, as defined below under “Calculation Agent.”

Unless otherwise specified above, the “interest determination date” with respect to an interest reset date for

•	CD rate Notes, commercial paper rate Notes, CMT rate Notes, prime rate Notes and federal funds rate Notes shall be the second Business Day before the interest reset date,

•	LIBOR Notes shall be the second London Business Day before the interest reset date and

•	treasury rate Notes shall be the day of the week in which that interest reset date falls on which treasury bills (as defined below under “Treasury Rate”) are normally auctioned.

If as a result of a legal holiday a treasury bill auction is held on the Friday of the week preceding an interest reset date, the related interest determination date shall be the preceding Friday. If the interest rate of this Note is determined with reference to two or more base rates, the interest determination date shall be the first Business Day which is at least two Business Days prior to the interest reset date on which each base rate is determined. Each base rate shall be determined on that date and the applicable interest rate shall take effect on the related interest reset date.

The interest rate in effect with respect to this Note on each day that is not an interest reset date shall be the interest rate determined as of the interest determination date for the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date shall be the interest rate determined as of the interest determination date for that interest reset date, subject in each case to any applicable law and maximum or minimum interest rate limitations. However, the interest rate in effect with respect to this Note for the period from its original issue date to the first interest reset date (the “initial interest rate”) shall be determined as specified above.

Accrued Interest. Accrued interest for any interest period shall be calculated by multiplying the principal amount of this Note by an accrued interest factor. That accrued interest factor shall be computed by adding the interest factor calculated for each day in the applicable interest period. The interest factor for each day shall be computed by dividing the interest rate applicable to that day by 360, or, if this Note is a CMT rate Note, treasury rate Note or a floating rate Note for which the CMT rate or the treasury rate is an applicable base rate, by the actual number of days in the year.

Calculation Agent. Unless otherwise specified above, the Trustee shall be the Calculation Agent and shall calculate the interest rate applicable to this Note on or before any calculation date. Upon the request of the holder of this Note, the Calculation Agent shall provide the interest rate then in effect and, if determined, the interest rate as determined for the then most recent interest reset date with respect to this Note. Unless otherwise specified above, the “calculation date” pertaining to any interest determination date shall be the earlier of

•	the tenth calendar day after that interest determination date or, if that day is not a Business Day, the next succeeding Business Day, or

•	the Business Day immediately preceding the applicable interest payment date or maturity date, as the case may be.

All percentages resulting from any calculation on floating rate Notes shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from that calculation on floating rate Notes shall be rounded to the nearest cent, with one-half cent being rounded upward.

The initial interest rate in effect with respect to this Note from and including the original issue date to but excluding the first interest reset date is specified above. The interest rate for each subsequent interest reset date shall be determined by the Calculation Agent as set forth below, plus or minus any spread and/or multiplied by any spread multiplier, and subject to any maximum interest rate and/or minimum interest rate, as specified above.

CD Rate

Unless otherwise specified above, if this is a floating rate Note for which the CD rate is an applicable base rate, “CD rate” will be determined, for any interest determination date (a “CD rate interest determination date”), according to the following procedures:

•	Calculated by the Calculation Agent as the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that CD rate interest determination date, of three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in New York City, selected by the Calculation Agent after consultation with the Company, for negotiable U.S. dollar certificates of deposit of major U.S. money market banks with a remaining maturity closest to the index maturity specified above and in an amount that is representative for a single transaction in that market at that time.

•	If the dealers selected as described above by the Calculation Agent are not quoting rates as set forth above, the CD rate for that CD interest rate determination date will be the CD rate in effect for the immediately preceding interest reset period, or if there was no interest reset period, then the rate of interest payable will be the initial interest rate.

Commercial Paper Rate

Unless otherwise specified above, if this is a floating rate Note for which the commercial paper rate is an applicable base rate, “commercial paper rate” means, for any interest determination date (a “commercial paper rate interest determination date”), the money market yield on that date of the rate for commercial paper having the index maturity specified above as published in H.15 under the caption “Commercial Paper — Nonfinancial” If the commercial paper rate cannot be determined as described above, the following procedures will apply:

•	If the rate described above is not published by 3:00 p.m., New York City time, on the relevant calculation date, then the commercial paper rate will be the money market yield of the rate on that commercial paper rate interest determination date for commercial paper of the specified index maturity as published in H.15 Daily Update, or in another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Commercial Paper — Nonfinancial.”

If by 3:00 p.m., New York City time, on the calculation date, the rate described is not yet published in H.15, H.15 Daily Update or another recognized electronic source, the commercial paper rate for the applicable commercial paper rate interest determination date will be calculated by the Calculation Agent and will be the money market yield of the arithmetic mean of the offered rates (quoted on a bank discount basis), as of 11:00 a.m., New York City time, on that commercial paper rate interest determination date of three leading dealers of U.S. dollar commercial paper in New York City, selected by the Calculation Agent after consultation with the Company, for commercial paper of the index maturity specified above placed for a non-financial issuer whose bond rating is “Aa,” or the equivalent, from a nationally recognized statistical rating agency.

•	If the dealers selected as described above by the Calculation Agent are not quoting as set forth above, the commercial paper rate with respect to that commercial paper rate interest determination date will be the commercial paper rate in effect for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“H.15” means the weekly statistical release designated “Statistical Release H.15, Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15, available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

“Money market yield” means the yield, expressed as a percentage, calculated in accordance with the following formula:

where “D” is the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” is the actual number of days in the applicable interest period.

CMT Rate

Unless otherwise specified above, if this is a floating rate Note for which the CMT rate is an applicable base rate, “CMT rate” means, for any interest determination date (a “CMT rate interest determination date”), the following:

•	If “Reuters Page FRBCMT” is the designated CMT Reuters page, as defined below, in the applicable pricing supplement, the CMT rate on the CMT rate interest determination date will be the treasury constant maturity rate for the designated CMT maturity index, as defined below, as set forth in H.15, as such rate is displayed on Reuters on page FRBCMT (or any other page as may replace such page on such service) for that CMT rate interest determination date.

•	If “Reuters Page FEDCMT” is the designated CMT Reuters page in the applicable pricing supplement, the CMT rate on the CMT rate interest determination date will be a percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, treasury constant maturity rate for the designated CMT maturity index as set forth in H.15, as such yield is displayed on Reuters on page FEDCMT (or any other page as may replace such page on such service) for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT rate interest determination date falls.

If the CMT rate cannot be determined in this manner, the following procedures will apply.

•	If the applicable rate described above is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate for that CMT rate interest determination date will be the treasury constant maturity rate for the designated CMT maturity index as published in H.15.

•	If the rate described in the prior paragraph is no longer published, or if not published by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate for that CMT rate interest determination date will be the treasury constant maturity rate for the designated CMT maturity index, or other treasury rate for the designated CMT maturity index, for the CMT rate interest determination date with respect to that interest reset date that is:

•	published by either the Board of Governors of the Federal Reserve System or the U.S. Department of the Treasury and determined by the Calculation Agent to be comparable to the rate formerly displaced on the designated CMT Reuters page and published in H.15, if the designated CMT Reuters page is Reuters Page FRBCMT; or

•	announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT rate interest determination date falls, if the designated CMT Reuters page is Reuters Page FEDCMT.

•	If the rate described in the prior paragraph is not provided by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate for the CMT rate interest determination date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on the CMT rate interest determination date reported, according to their written records, by three leading primary U.S. government securities dealers in New York City (“reference dealers”) selected by the Calculation Agent (from five such reference dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States (“treasury notes”) with an original maturity of approximately the designated CMT maturity index, a remaining term to maturity of not less than such designated CMT maturity index minus one year and in a principal amount that is representative for a single transaction in such securities in such market at such time.

•	If the Calculation Agent is unable to obtain at least three treasury note quotations as described above, the CMT rate for that CMT rate interest determination date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on the CMT rate interest determination date of three reference dealers in New York City (from five such reference dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for treasury notes with an original maturity of the number of years that is the next highest to the designated CMT maturity index, a remaining term to maturity closest to the designated CMT maturity index and in an amount of at least $100 million.

•	If three or four, and not five, of such reference dealers are quoting as set forth above, then the CMT rate will be based on the arithmetic mean of the bid rates obtained and neither the highest nor lowest of such quotes will be eliminated. However, if fewer than three reference dealers selected by the Calculation Agent are quoting as set forth above, the CMT rate with respect to that CMT rate interest determination date will be the CMT rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate. If two treasury notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the designated CMT maturity index, then the quotes for the treasury note with the shorter remaining term to maturity will be used.

“Designated CMT Reuters page” means the display on the Reuters 3000 Xtra Service (or any successor service) specified above that displays “Treasury Constant Maturities” as reported in H.15. If no Reuters page is so specified, then the applicable page will be Reuters page FEDCMT. If Reuters page FEDCMT applies but it is not specified above whether the weekly or monthly average applies, the weekly average will apply.

“Designated CMT maturity index” means the original period to maturity of the U.S. treasury securities (1, 2, 3, 5, 7, 10, 20 or 30 years) specified above with respect to which the CMT rate will be calculated.

LIBOR

Unless otherwise specified above, “LIBOR” means the rate determined by the calculation agent in accordance with the following procedures:

•	For an interest determination date relating to a floating rate note for which LIBOR is an applicable base rate (a “LIBOR interest determination date),” LIBOR will be the rate for deposits in U.S. dollars having the index maturity specified above, commencing on the second London Business Day immediately following such LIBOR interest determination date that appears on the designated LIBOR page, as defined below, as of 11:00 a.m., London time, on that LIBOR interest determination date.

•	If no rate appears, as the case may be, on the designated LIBOR page as specified above, the calculation agent will request the principal London offices of each of four major reference banks, which may include one or more of the agents or their affiliates, in the London interbank market, as selected by the calculation agent after consultation with the Company, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of the index maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that LIBOR interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time.

•	If the reference banks provide at least two such quotations, then LIBOR for that LIBOR interest determination date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, then LIBOR for that LIBOR interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in New York City on that LIBOR interest determination date by three major reference banks in New York City, which may include one or more of the agents or their affiliates, in New York City, selected by the calculation agent after consultation with the Company, for loans in U.S. dollars to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time.

•	If fewer than three banks selected by the calculation agent are quoting as set forth above, LIBOR with respect to that LIBOR interest determination date will be LIBOR for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“designated LIBOR page” means the display on the Reuters screen “LIBOR01” page (or such other page as may replace such page on that service or such other page as may be nominated by the ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating the London interbank offered rates for U.S. dollar deposits in the event IBA or its successor no longer does so.

Notwithstanding the above, if the Company or its designee (which may be an independent financial advisor or any other entity the Company designates (any of such entities, a “Designee)) determine on or prior to the relevant LIBOR interest determination date that a Benchmark Transition Event and its related Benchmark Replacement date (as defined below) have occurred with respect to LIBOR (or the then-current Benchmark (as defined below), as applicable), then the provisions set forth below under “—Effect of a Benchmark Transition Event,” which are referred to as the benchmark transition provisions, will thereafter apply to all determinations of the rate of interest payable on the notes. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period will be an annual rate equal to the sum of the Benchmark Replacement and the spread specified in the applicable pricing supplement. However, if the Company (or its Designee) determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, but for any reason the Benchmark Replacement has not been determined as of the relevant LIBOR interest determination date, the interest rate for the applicable interest period will be equal to the interest rate for the immediately preceding interest period, as determined by the Company (or its Designee).

Effect of a Benchmark Transition Event

Benchmark Replacement. If the Company (or its Designee) determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time (as defined below) in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company (or its Designee) will have the right to make Benchmark Replacement Conforming Changes (as defined below) from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by the Company (or its Designee) pursuant to this subsection “—Effect of a Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in our (or its Designee’s) sole discretion, and, notwithstanding anything to the contrary in the transaction documents relating to the notes, shall become effective without consent from the holders of the notes or any other party.

For purposes of this subsection “—Effect of a Benchmark Transition Event,” the following terms have the following meanings.

“Benchmark” means, initially, LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the Company (or its Designee) cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(5) the sum of: (a) the alternate rate of interest that has been selected by the Company (or its Designee) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate debt securities at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company (or its Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate debt securities at such time.

The Benchmark Replacement Adjustment shall not include the spread specified in the applicable pricing supplement and such spread shall be applied to the Benchmark Replacement to determine the interest payable on the notes.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters) that the Company (or its Designee) decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company (or its Designee) or the trustee decide that adoption of any portion of such market practice is not administratively feasible or if the Company (or its Designee) determine that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company (or its Designee) determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Company (or its Designee) in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2) if, and to the extent that, the Company (or its Designee) determine that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Company (or its Designee) giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate debt securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the spread specified in this prospectus supplement and the applicable pricing supplement, respectively.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

 “Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is LIBOR, 11:00 a.m., London time, on the LIBOR interest determination date, and (2) if the Benchmark is not LIBOR, the time determined by the Company (or its Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Prime Rate

Unless otherwise specified above, if this is a floating rate Note for which the prime rate is an applicable base rate, “prime rate” means, for any interest determination date (a “prime rate interest determination date”), the rate set forth on such date in H.15 under the caption “Bank Prime Loan.” If the prime rate cannot be determined as described above, the following procedures will apply:

•	If the rate described above is not published by 3:00 p.m., New York City time, on the related calculation date, then the rate on such prime rate interest determination date as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, under the caption “Bank Prime Loan” will be the prime rate.

•	If the rate described above is not yet published in H.15, H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the prime rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Page US PRIME 1, as defined below, as that bank’s prime rate or base lending rate as of 11:00 a.m., New York City time, on that prime rate interest determination date.

•	If fewer than four of these rates appear on the Reuters Page US PRIME 1 for that prime rate interest determination date, then the prime rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that prime rate interest determination date by three major banks in New York City, selected by the Calculation Agent after consultation with the Company.

•	If the banks selected by the Calculation Agent are not quoting as set forth above, the prime rate with respect to that prime rate interest determination date will remain the prime rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Reuters Page US PRIME 1” means the display on the Reuters 3000 Xtra Service designated as “US PRIME 1,” or such other page as may replace the US PRIME 1 page on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

Treasury Rate

Unless otherwise specified above, if this is a floating rate Note for which the treasury rate is an applicable base rate, “treasury rate” means, for any interest determination date (a “treasury rate interest determination date”), the rate from the auction held on such treasury rate interest determination date of direct obligations of the United States, or “treasury bills,” having the index maturity specified above under the caption “INVESTMENT RATE” on the display on the Reuters 3000 Xtra Service designated as USAUCTION10, or any other page as may replace such page on such service. If the treasury rate cannot be determined in this manner, the following procedures will apply:

•	If the rate described above is not so published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield, as defined below, of the auction rate of such treasury bills as announced by the U.S. Department of the Treasury by 3:00 p.m., New York City time, on the related calculation date will be the treasury rate.

•	If the auction rate described in the prior paragraph is not so announced by the U.S. Department of the Treasury, or if no such auction is held, then the treasury rate will be the bond equivalent yield of the rate on that treasury rate interest determination date of treasury bills having the index maturity specified above as published in H.15 under the caption “U.S. Government Securities/Treasury Bills/Secondary Market” or, if not yet published by 3:00 p.m., New York City time, on the related calculation date, the rate on that treasury rate interest determination date of those treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

•	If the rate described in the prior paragraph is not yet published in H.15, H.15 Daily Update or another recognized electronic source, then the treasury rate will be calculated by the Calculation Agent and will be the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on that treasury rate interest determination date, of three leading primary U.S. government securities dealers, selected by the Calculation Agent after consultation with the Company, for the issue of treasury bills with a remaining maturity closest to the index maturity specified above.

•	If the dealers selected as described above by the Calculation Agent are not quoting as set forth above, the treasury rate with respect to that treasury rate interest determination date will be the treasury rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Bond equivalent yield” means a yield, expressed as a percentage, calculated in accordance with the following formula:

where “D” is the applicable per annum rate for treasury bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” is the actual number of days in the applicable interest reset period.

Federal Funds Rate

Unless otherwise specified above, if this is a floating rate Note for which the federal funds rate is an applicable base rate, “federal funds rate” means, for any interest determination date (a “federal funds rate interest determination date”), the rate with respect to that date for U.S. dollar federal funds as published in H.15 under the heading “Federal Funds (Effective)” as that rate is displayed on Reuters on page FEDFUNDS1, or any other page that may replace such page on such service, under the heading “EFFECT.” If the federal funds rate cannot be determined in this manner, the following procedures will apply:

•	If the rate described above does not appear on Reuters on page FEDFUNDS1 by 3:00 p.m., New York City time, on the related calculation date, then the federal funds rate will be the rate with respect to that federal funds rate interest determination date for U.S. dollar federal funds as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, under the caption “Federal Funds (Effective).”

•	If the rate described above does not appear on Reuters on page FEDFUNDS1 or is not yet published in H.15, H.15 Daily Update or another electronic source by 3:00 p.m., New York City time, on the related calculation date, then the federal funds rate with respect to that federal funds rate interest determination date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the Calculation Agent after consultation with the Company, prior to 9:00 a.m., New York City time, on the Business Day following that federal funds rate interest determination date.

•	If the brokers selected as described above by the Calculation Agent are not quoting as set forth above, the federal funds rate with respect to that federal funds rate interest determination date will be the federal funds rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

Other Matters

The Company at its option, subject to the terms and conditions provided in the Indenture, (a) shall be discharged from any and all obligations in respect of the Notes (except for certain obligations including obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture after the Company deposits with the Trustee (or, in certain circumstances, 91 days after the Company deposits with the Trustee), pursuant to an escrow trust agreement, money or U.S. Government Obligations, or a combination of money and U.S. Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms shall provide money in an amount sufficient to pay all the principal of, and interest on, the Notes on the dates such payments are due in the currency, currencies or currency unit or units, in which such Notes are payable and in accordance with the terms of the Securities.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all series affected thereby (acting as one class). The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Outstanding Securities of all series affected thereby (acting as one class), on behalf of the Holders of all Securities of each such series, to waive compliance by the Company with certain provisions of the Indenture. The Indenture also provides that, regarding the Securities of any series, the Holders of not less than a majority in principal amount of the Outstanding Securities of such series may waive certain past defaults and their consequences on behalf of the Holders of all Securities of such series. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note of this series shall have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of this series a direction inconsistent with such request and the Trustee shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (and premium, if any) or interest on this Note on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency as may be designated by the Company in the Borough of Manhattan, New York City, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor and terms, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes of this series are issuable only in registered form, without coupons, in denominations of U.S. $1,000 and any integral multiple of U.S. $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor and terms of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common	UNIF GIFT MIN Act Custodian
TEN ENT	-	as tenants by the entireties	(cust) (Minor)
JT TEN	-	as joint tenants with right of survivorship and not as tenants in common	Under Uniform Gifts to Minors Act (State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assigns and transfer(s) unto

Please insert social security or

other identifying number

of assignee

PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and                                              appointing                                                               Attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:
Signature
(The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.)

OPTION TO ELECT REPAYMENT

TO BE COMPLETED ONLY IF THIS NOTE IS REPAYABLE AT THE OPTION OF THE HOLDER AND THE HOLDER ELECTS TO EXERCISE SUCH RIGHTS

The undersigned hereby irrevocably requests and instructs the Company to repay the attached Note (or portion thereof specified below) pursuant to its terms at a price equal to 100% of the principal amount thereof together in the case of any such repayment with interest to the repayment date, to the undersigned at                                                              .

For the Note to be repaid at the option of the Holder, the Paying Agent must receive at its corporate trust office, at least 30 days but not more than 60 days prior to the repayment date on which the Note is to be repaid, (i) the Note together with this “Option to Elect Repayment” form duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company in the United States setting forth the name of the Holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note, together with this duly completed form entitled “Option to Elect Repayment” on the reverse of the Note, shall be received by the Paying Agent not later than the third Business Day after the date of such telegram, telex, facsimile transmission or letter, provided, however, that such telegram, telex, facsimile transmission or letter shall be effective only if the Note with such form duly completed are received by the paying agent by such third Business Day.

If less than the entire principal amount of the attached Note is to be repaid, specify the portion thereof which the Holder elects to have repaid:                    ; and specify the denomination or denominations (which shall be an Authorized Denomination) of the Note or Notes to be issued to the Holder for the portion of the within Note not being repaid (in the absence of any specification, one such Note shall be issued for the portion not being repaid):                           .

Dated:
Signature
NOTICE: The signature to this Option to Elect Repayment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.